Exhibit 99.3

            Annual Servicing Report of Industry Mortgage Company L.P.


COOPERS & LYBRAND

Report of Independent Accountants--Uniform Single Attestation Program


To the Board of Directors of
IMC Mortgage Company and Subsidiaries

We have examined the assertion by IMC Mortgage Company and Subsidiaries' management about compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation
                                                 --------------------------
Program for Mortgage Bankers (USAP) as of and for the year ended December 31,
----------------------------
1996 included in the accompanying management assertion. Management is responsible for IMC Mortgage Company and Subsidiaries' compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accounts and accordingly, included examining, on a test basis, evidence about IMC Mortgage Company and Subsidiaries' compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on IMC Mortgage Company and Subsidiaries' compliance with the minimum servicing standards.

In our opinion, management's assertion that IMC Mortgage Company and Subsidiaries complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1996 is fairly stated, in all material respects


/s/ Coopers & Lybrand L.L.P.

Tampa, Florida
February 21, 1997


As of and for the year ended December 31, 1996, IMC Mortgage Company and Subsidiaries has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform
                                                                     --------
Single Attestation Program for Mortgage Bankers.  As of and for this same
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period, IMC Mortgage Company and Subsidiaries had in effect a fidelity bond and errors and omissions policy in the amount of $7,000,000.


                                        /s/ Thomas G. Middleton
                                        Thomas G. Middleton, President and
                                             Chief Operating Officer


                                        /s/ Stuart D. Marvin
                                        Stuart D. Marvin, Chief Financial
                                             Officer